EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK THIRD-QUARTER EARNINGS FROM CONTINUING
OPERATIONS INCREASE TO $1.06 PER SHARE

SALES RISE 8 PERCENT TO $564 MILLION, DRIVEN
PRIMARILY BY ORGANIC GROWTH

FY04 SALES, ORDERS, EPS, CASH GUIDANCE INCREASED;
FY05 SALES AND CASH GUIDANCE INCREASED, FY05 EPS CONFIRMED

Summary – ATK posted a strong FY04 third quarter, reporting EPS from continuing operations of $1.06 per share.  Sales increased 8 percent to $564 million, driven primarily by organic growth in ammunition, missile defense, and composite structures.  During the quarter, ATK was selected to develop the Precision Guided Mortar Munition – a key win in its precision systems growth strategy – and completed the acquisition of ATK GASL, providing an entry into the emerging hypersonic flight market.  The company raised its guidance for FY04 sales, orders, EPS, and cash, increased guidance for FY05 sales and cash, and confirmed guidance for FY05 EPS. – End Summary.

Minneapolis, Jan. 22, 2004 – ATK (Alliant Techsystems, NYSE:  ATK) today reported earnings per share from continuing operations for the third quarter of fiscal year 2004 of $1.06.  The current quarter includes 18 cents per share resulting from the successful resolution of several tax matters during the period.  Of the amount, 12 cents per share is non-recurring and 6 cents is from a lower income tax rate.

-more-

Net of the added tax benefit, third-quarter earnings per share from continuing operations were 88 cents, at the high end of previous guidance of between 85 cents and 88 cents (see reconciliation table at the end of this news release.)

Sales for the quarter, which ended Dec. 28, rose 8 percent to $564 million from $520 million.  The gain was driven primarily by organic program growth, which accounted for more than half of the increase.  New revenues from the acquisitions of ATK Missile Systems, Composite Optics, Inc., and ATK GASL also contributed to the increase.

Dan Murphy, chief executive officer, said ATK is pleased with both its continued strong financial performance and progress on its strategic growth roadmap.

“Our selection in December by the U.S. Army to design and develop the Precision Guided Mortar Munition (PGMM) is a major milestone in the execution of the precision systems growth strategy we outlined three years ago,” said Murphy.  “PGMM is one of several programs we have in our sights with the potential to transform ATK into a precision ordnance leader.”

Murphy said the acquisition of ATK GASL in November represents a new growth extension of ATK’s core propulsion franchise – just as the company’s precision systems strategy emerged from its conventional munitions business.

“This acquisition of the premier developer of air-breathing propulsion systems is particularly significant in light of the recently announced plan to expand America’s space exploration program,” said Murphy.  “With the integration of air-breathing and solid propulsion technology, ATK intends to become an advanced propulsion system integrator, using the same model the company has deployed over the past two years to establish a foothold in precision systems.”

Earnings per share from continuing operations for the nine-month period increased to $2.83 from $2.16 a year ago. Sales increased to $1.69 billion, up 9 percent from $1.55 billion last year.  Net earnings for the period were $2.83 versus $2.26 a year ago.  Last year’s results included a gain of 10 cents per share due to the cumulative effect of the adoption of a new accounting principle and a charge of 22 cents per share reflecting a non-cash charge to interest expense for the prepayment of debt.

Cash provided by operating activities less capital expenditures in the year-to-date period was $89 million versus $74 million a year ago.  The variance reflects lower cash payments for income taxes and working capital improvements, partially offset by higher pension contributions.

FY04 and FY05 Guidance

In anticipation of new revenues from ATK GASL, ATK now expects FY04 sales to be approximately $2.350 billion.  Previous guidance was at the high end of a $2.325 billion to $2.345 billion range.  FY04 orders, which previously were expected to be approximately $2.2 billion, are now projected to be approximately $2.4 billion due to strong year-to-date bookings.

Guidance for FY04 earnings per share from continuing operations has been raised from $3.63 or better to $3.70 to reflect the benefits of tax strategies, which will be partially offset by anticipated fourth-quarter restructuring costs.

The company now expects FY04 cash provided by operating activities less capital expenditures to be approximately $115 million due primarily to lower anticipated pension contribution requirements as a result of recent strong performance in the equity market.  Previous guidance was approximately $85 million.

Cash provided by operating activities less capital expenditures in FY05 is now projected to be in excess of $100 million.  The previous forecast was approximately $100 million.

The forecast for FY05 sales now calls for an increase of 5 percent to 8 percent in anticipation of new revenues from ATK GASL, up from prior guidance of a 5 percent to 7 percent increase.  Expectations for FY05 earnings per share from continuing operations remain at between $3.80 and $3.95.  The EPS projection includes pension expense of approximately $33 million, an increase of approximately $6 million over previous expectations due to changes in pension discount rate assumptions that are partially offset by better than expected pension asset returns, as well as benefits from strategic capital deployment opportunities available to the company.

Operations Review

Third-quarter sales for the Precision Systems Group increased 16 percent to $152 million from $132 million last year, driven by growth in missile defense and electronic missile warning system programs and new revenues from ATK Missile Systems.  Year-to-date sales were $419 million, up 12 percent from $374 million a year ago.

Aerospace Group third-quarter sales rose 3 percent to $231 million from $225 million last year, reflecting higher sales of aircraft and spacecraft composite structures.  Sales for the nine-month period increased 7 percent to $734 million from $688 million a year ago.

Strong growth in military ammunition programs drove third-quarter sales for the Ammunition and Related Products Group up 12 percent to $187 million from $167 million last year.  Nine-month sales were $560 million, up 11 percent over $506 million in the same period last year.

Orders received during the third quarter rose 9 percent to $483 million from $443 million a year ago, driven primarily by new bookings for missile defense, small-caliber ammunition, munitions propellant, and precision fuzes and sensors.  Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.3 billion at the end of the third quarter.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $4.9 billion at the end of the quarter.

Recent business highlights include:

•      Acquisition of ATK GASL, a leader in the development of hypervelocity and air-breathing systems for next-generation space vehicles, missiles, and projectiles.

•      Successful flight tests of the sea-based and ground-based missile defense systems using ATK propulsion.

•      Successful landing of the Mars Exploration Rover “Spirit” aided by ATK rocket motors and composite structures.

•      Manufacturer of the Year honors to Federal Cartridge Company from the National Association of Sporting Goods Wholesalers.

•      Selection by the U.S. Army to design and develop the XM395 Precision Guided Mortar Munition (PGMM).

•      Award of a contract worth approximately $150 million to produce propulsion systems for the Kinetic Energy Interceptor (KEI) missile defense program.

•      An agreement to supply composite parts for Lockheed Martin communications satellites that could grow beyond $80 million of new business.

•      Selection by the Department of Homeland Security to proceed with design research for the Commercial Airline Protection System.

•      Award of contracts totaling $72 million to produce propulsion systems for the Trident II D5 ballistic missile.

•      Award of a $39 million contract to produce propellant for the Advanced Precision Kill Weapon System.

•      Award of a $30 million contract to produce 30mm ammunition for use by Apache helicopters.

•      Award of contracts totaling $28 million for production of precision sensors and fuzes for air-delivered ordnance.

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,600 people and has three business groups:  Precision Systems, Aerospace, and Ammunition and Related Products.  ATK news and information can be found at www.atk.com.

Certain information discussed in this press release regarding FY04 and FY05 guidance, and developments in ATK’s propulsion, missile defense, precision systems, and Space Shuttle businesses constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measure

Earnings per share (EPS) from continuing operations net of the added tax benefit is a non-GAAP financial measure that ATK defines as diluted EPS from continuing operations less the tax benefit resulting from the successful resolution of several tax matters during the third fiscal quarter.  ATK is presenting this measure so that a reader may compare reported EPS to ATK’s previous EPS guidance for the quarter.

(in thousands)	Quarter Ended Dec. 28, 2003

EPS excluding tax benefit:
Diluted EPS from continuing operations	$1.06
Less: Tax benefit	(0.18)
Diluted EPS from continuing operations less tax benefit	$0.88

Webcast Information:  ATK will webcast its investor conference call on FY04 third-quarter results at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 399650.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		NINE MONTHS ENDED
(In thousands except per share data)	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002

Sales	$563,817	$519,758	$1,689,506	$1,552,793
Cost of sales	438,972	399,970	1,322,827	1,204,852
Gross profit	124,845	119,788	366,679	347,941
Operating expenses:
Research and development	5,814	6,070	22,189	16,701
Selling	15,629	13,716	46,365	44,671
General and administrative	32,951	28,537	89,982	84,405
Total operating expenses	54,394	48,323	158,536	145,777
Income from continuing operations before interest and income taxes	70,451	71,465	208,143	202,164
Interest expense	(14,302)	(15,174)	(44,480)	(63,719)
Interest income	112	628	480	1,057
Income from continuing operations before income taxes	56,261	56,919	164,143	139,502

Income tax provision	14,256	21,235	52,332	54,268
Income from continuing operations before minority interest expense	42,005	35,684	111,811	85,234
Minority interest expense, net of income taxes	148	—	403	—
Income from continuing operations	41,857	35,684	111,408	85,234

Cumulative effect of change in accounting principle, net of income taxes	—	63	—	3,830
Net income	$41,857	$35,747	$111,408	$89,064

Basic earnings per common share:
Income from continuing operations	$1.08	$0.93	$2.89	$2.23
Cumulative effect of change in accounting principle	—	—	—	0.10
Net income	1.08	$0.93	$2.89	$2.33
Diluted earnings per common share:
Income from continuing operations	$1.06	$0.91	$2.83	$2.16
Cumulative effect of change in accounting principle	—	—	—	0.10
Net income	$1.06	$0.91	$2.83	$2.26
Average number of common shares	38,624	38,299	38,589	38,224
Average number of common and dilutive shares	39,333	39,279	39,304	39,365

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 28, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$42,164	$14,383
Net receivables	429,088	464,966
Net inventory	146,674	137,849
Deferred income tax asset	75,238	69,460
Other current assets	20,124	25,658
Total current assets	713,288	712,316
Net property, plant, and equipment	449,705	463,736
Goodwill	880,270	839,893
Prepaid and intangible pension assets	330,239	281,941
Deferred income tax asset	59,310	62,537
Deferred charges and other non-current assets	116,156	118,841
Total assets	$2,548,968	$2,479,264
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,080	$4,331
Accounts payable	88,895	115,704
Contract advances and allowances	46,181	48,386
Accrued compensation	85,743	110,693
Accrued income taxes	75,358	23,107
Other accrued liabilities	110,655	125,832
Total current liabilities	410,912	428,053
Long-term debt	794,517	820,856
Post-retirement and post-employment benefits liability	220,441	234,037
Additional minimum pension liability	379,969	379,856
Other long-term liabilities	139,256	138,538
Total liabilities	1,945,095	2,001,340
Contingencies
Common stock - $.01 par value Authorized - 90,000,000 shares
Issued and outstanding 38,665,455 shares at December 28, 2003 and 38,486,630 at March 31, 2003	416	416
Additional paid-in-capital	467,105	470,158
Retained earnings	570,202	458,794
Unearned compensation	(1,332)	(2,650)
Accumulated other comprehensive income	(240,823)	(246,878)
Common stock in treasury, at cost, 2,889,230 shares held at December 28, 2003 and 3,070,468 at March 31, 2003	(191,695)	(201,916)
Total stockholders’ equity	603,873	477,924
Total liabilities and stockholders’ equity	$2,548,968	$2,479,264

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	NINE MONTHS ENDED
(In thousands)	December 28, 2003	December 29, 2002
Operating activities
Net income	$111,408	$89,064
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	46,447	45,087
Amortization of intangible assets and unearned compensation	3,637	4,395
Deferred income tax	(6,713)	(10,397)
(Gain) loss on disposal of property	(498)	436
Minority interest expense, net of income taxes	403
Cumulative effect of change in accounting principle, net of income taxes		(3,830)
Changes in assets and liabilities:
Net receivables	41,958	(998)
Net inventory	(8,805)	(33,774)
Accounts payable	(29,155)	(4,315)
Contract advances and allowances	(3,782)	1,861
Accrued compensation	(16,294)	(9,442)
Accrued income taxes	52,325	36,777
Accrued environmental	(796)	1,314
Pension and post-retirement benefits	(61,781)	(48,246)
Other assets and liabilities	(8,118)	36,281
Cash provided by operating activities	120,236	104,213
Investing activities
Capital expenditures	(30,993)	(30,370)
Acquisition of businesses	(43,312)	(77,577)
Proceeds from sale of a subsidiary		20,383
Proceeds from sale of property, plant, and equipment	1,646	4,036
Cash used for investing activities	(72,659)	(83,528)
Financing activities
Net borrowings on line of credit
Payments made on bank debt	(26,590)	(63,306)
Payments made to extinguish debt		(472,220)
Proceeds from issuance of long-term debt		525,000
Payments made for debt issue costs		(2,053)
Net purchase of treasury shares	(2,526)	(1,535)
Proceeds from employee stock compensation plans	9,320	15,676
Cash (used for) provided by financing activities	(19,796)	1,562
Increase in cash and cash equivalents	27,781	22,247
Cash and cash equivalents - beginning of period	14,383	8,513
Cash and cash equivalents - end of period	$42,164	$30,760